SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2016

AXA EQUITABLE LIFE INSURANCE COMPANY
(Exact name of Registrant as specified in its charter)

New York	000-20501	13-5570651
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

1290 Avenue of the Americas
New York, New York		10104
(Address of principal executive offices)		(Zip Code)
(212) 554-1234
(Registrant’s telephone number, including area code)
None
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2016, it was announced that Nicholas B. Lane and Salvatore Piazzolla will be transferring to new senior executive positions within AXA Group. Accordingly, Mr. Piazzolla will resign as Senior Executive Director and Chief Human Resources Officer of the Company effective June 30, 2016 and will become the Head of AXA Group Human Resources effective July 1, 2016.  Mr. Lane will resign as Senior Executive Director and Head of U.S. Life & Retirement of the Company effective June 30, 2016 and will become the Chief Executive Officer of AXA Japan effective July 1, 2016, subject to regulatory approval.

In addition, effective July 5, 2016, Brian Winikoff will join the Company as Senior Executive Director and Head of U.S. Life, Retirement and Wealth Management. Mr. Winikoff will also join the Company’s Executive Committee. Mr. Winikoff will oversee all aspects of the Company’s U.S. life and retirement business, which includes financial protection, wealth management, employee benefits, employee sponsored and individual annuity. He will also lead AXA Equitable Funds Management Group. Prior to joining the Company, Mr. Winikoff most recently served as President and Chief Executive Officer of Crump Life Insurance Services, Inc. (“Crump”). Prior to his most recent role, Mr. Winikoff served in multiple roles at Crump from 2002 to 2008, including as Chief Financial Officer and Vice President, Investor Relations and Corporate Finance. From 2000 to 2002, Mr. Winikoff served as Vice President of Finance, Corporate Treasurer and Head of Investor Relations for LoudCloud Inc., an IT outsource provider.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXA EQUITABLE LIFE INSURANCE COMPANY

Date: May 27, 2016	By:	/s/ Dave S. Hattem
	Name:	Dave S. Hattem
	Title:	Senior Executive Director and General Counsel